Exhibit 10.9

April 2, 2008

Kelyn Brannon-Ahn

Dear Kelyn:

On behalf of Calix Networks, Inc. (the “Company”), I am pleased to offer you this employment agreement for the full time position of Chief Financial Officer of the Company.

The terms of your position with the Company are as set forth below:

1. Position.

a. You will become the Chief Financial Officer of the Company, working out of the Company’s headquarters office in Petaluma, California. You will report directly to Carl Russo, President and Chief Executive Officer of the Company.

b. You agree to the best of your ability and experience that you will at all times loyally and conscientiously perform all of the duties and obligations required of and from you pursuant to the express and implicit terms hereof, and to the reasonable satisfaction of the Company. During the term of your employment, you further agree that you will devote all of your business time and attention to the business of the Company, the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company’s Board of Directors, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company. Notwithstanding the foregoing, however, you shall be permitted to continue to serve on the boards of directors of the companies set forth on Attachment A hereto; provided, however, that you will devote only such time to those companies as is required to properly discharge your fiduciary duties thereto and you shall, as situations allow, make a good faith effort to resign from such boards as soon as practicable. Nothing in this letter agreement will prevent you from accepting speaking or presentation engagements in exchange for honoraria or from serving on boards of charitable organizations, or from owning no more than 1% of the outstanding equity securities of a corporation whose stock is listed on a national stock exchange.

2. Effective Date. Subject to fulfillment of any conditions imposed by this letter agreement, the terms of this agreement shall commence April 21, 2008.

3. Proof of Right to Work. For purposes of federal immigration law, you will be required to provide to the Company documentary evidence of your identity and eligibility for employment in the United States. Such documentation must be provided to us within three business days of your date of hire, or our employment relationship with you may be terminated.

4. Compensation. You will receive a base salary of $8,269.23 every two weeks, which equates to $215,000.00 annually, on the Company’s regular payroll dates and subject to applicable tax withholding. In addition, you will be eligible to receive a 2008 bonus targeted at $215,000.00 based on meeting objectives agreed upon by the CEO and Compensation Committee. This bonus will be prorated for 2008. Calix will offer you a guarantee of your 2008 bonus equal to $50,000.00, payable the first pay period of your employment with the Company and subject to applicable tax withholding. The Compensation Committee will review your compensation on an annual basis and, based on your performance and the Company’s performance, expects to adjust your cash compensation to market levels in conjunction with the completion of an Initial Public Offering.

5. Stock Option Grant. In connection with the commencement of your employment, the Company will recommend that the Board of Directors grant you an option to purchase 300,000 shares of the Company’s Common Stock (“Shares”) with an exercise price equal to the fair market value on the date of the grant. This option will vest during the period that you remain continuously employed by the Company at the rate of 25% of the Shares on the one year anniversary of the Effective Date, with the remainder of the Shares vesting monthly thereafter in equal installments over the next 36 months. Vesting will depend on your continued employment with the Company.

a. Option Terms. The options granted to you as set forth hereunder will be immediately exercisable and, if exercised prior to vesting, will be subject to the Company’s right to repurchase unvested shares at cost in connection with the termination of your employment with the Company (subject to paragraph 5c below) or, under the circumstances described in the provisos to paragraphs 5a above, in connection with the termination of services as described therein. The options will be non-qualified stock options and will be subject to the terms of the Company’s 2002 Stock Plan and the Stock Option Agreements between you and the Company.

b. Acceleration of Vesting. In the event that the Company consummates a Change of Control Transaction (as defined below), then 100% of the then unvested options (and any unvested shares issued upon the exercise of such options) held by you will become fully vested immediately prior to the consummation of the Change of Control Transaction. In the event that the Company terminates your employment without Cause (as defined below), then you will receive an immediate acceleration of an additional twelve (12) months’ worth of vesting on your options (and any shares issued upon the exercise of such options), subject to your execution of the Company’s standard form of release.

For purposes of this paragraph 5, the following terms shall have the meanings as set forth below:

“Change of Control Transaction” shall mean the sale, conveyance, or disposal of all or substantially all of the Company’s assets or business, or the reorganization, consolidation or merger (or similar transaction or series of related transactions) of the Company with or into any other corporation or corporations in which the holders of the Company’s outstanding shares immediately prior to such transaction or series of related transactions do not, immediately after such transaction or series of related transactions, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions, provided that this definition shall not apply to (i) a merger effected exclusively for the purpose of changing the domicile of the Company or (ii) an equity financing in which the Company is the surviving corporation. “Cause” shall mean (i) your repeated intentional failure to perform, or repeated gross negligence in the performance of, one or more of your essential duties and responsibilities to the Company and/or your failure to follow the lawful directives of the Company’s Board of Directors; (ii) your extended or repeated absence from the Company’s offices other than as a result of Company-related travel or Board-approved time off; (iii) your deliberate and material violation of any Company policy; (iv) your conviction of a felony or your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (v) your unauthorized use or disclosure of any material proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; (vi) your willful breach of any of your material obligations under any written agreement or covenant with the Company; or (vii) your death or any disability that renders you, in the good faith determination of the Company’s Board of Directors, unable to perform the essential duties and responsibilities of your job.

“Vesting Period” with respect to an option grant or stock purchase right grant shall mean the forty-eight month period following the date that vesting commences for such grant.

6. Benefits.

a. Insurance Benefits. The Company will provide you with the opportunity to participate in the standard benefits plans currently available to other executive-level employees of the Company, subject to any eligibility requirements imposed by such plans.

b. Vacation; Sick Leave. You will be entitled to such number of paid vacation days per year equivalent to that provided to other executive-level employees of the Company. Vacation accrues ratably per pay period and may not be taken before it is accrued.

c. Business Expenses. The Company shall reimburse you, following submission of appropriate documentation, for the reasonable travel, entertainment, cellular telephone and other business expenses incurred in connection with your duties to the Company, other than any expenses related to travel on personal or private aircraft, subject to the Company’s expenditure and reimbursement guidelines.

7. Confidential Information and Invention Assignment Agreement. Your acceptance of this offer and commencement of employment with the Company is contingent upon your continued adherence to the terms and conditions of the Company’s Confidential Information and Invention Assignment Agreement. A copy of your signed agreement is enclosed as Attachment B.

8. No Conflicts. You understand and agree that by accepting this offer of employment, you represent to the Company that your performance will not breach any other agreement to which you are a party and that you have not, and will not during the term of your employment with the Company, enter into any oral or written agreement in conflict with any of the provisions of this letter or the Company’s policies. You will not use or disclose to any person associated with the Company, any confidential or proprietary information belonging to any former employer or other third party with respect to which you owe an obligation of confidentiality under any agreement or otherwise. The Company does not need and will not use such information and we will assist you in any way possible to preserve and protect the confidentiality of proprietary information belonging to third parties. We also expect you to abide by any obligations to refrain from soliciting any person employed by or otherwise associated with any former employer and suggest that you refrain from having any contact with such persons until such time as any non-solicitation obligation expires.

9. At-Will Employment. Your employment with the Company will continue to be on an “at will” basis, meaning that either you or the Company may terminate your employment at any time for any reason or no reason, without further obligation or liability other than as expressly set forth in this letter. The Company also reserves the right to modify or amend the terms of your employment at any time for any reason, subject to the provisions of this letter. This policy of at-will employment is the entire agreement as to the duration of your employment and may only be modified in an express written agreement signed by an appropriate officer of the Company.

As an employee, you will be expected to adhere to the Company’s standards of professionalism, loyalty, integrity, honesty, reliability and respect for all. The Company is an equal opportunity employer that does not permit, and will not tolerate, the unlawful discrimination or harassment of any employees, consultants, or third parties on the basis of sex, race, color, religion, age, national origin or ancestry, marital status, veteran status, mental or physical disability or medical condition, sexual orientation, pregnancy, childbirth or related medical condition, or any other status protected by law. Any questions regarding these policies should be directed to Human Resources.

We are all delighted to be able to extend you this offer and look forward to working with you. To indicate your acceptance of the Company’s offer, please sign and date this letter in the space provided below and return it to me. This letter may not be modified or amended except by a written agreement, signed by the Company and by you.

Very truly yours,		ACCEPTED AND AGREED:

CALIX NETWORKS, INC.		KELYN BRANNON-AHN

By:	/s/ Tish Rutledge for Carl Russo	/s/ Kelyn Brannon-Ahn
Signature
Print Name:	Carl Russo

Title:	President & CEO	4/4/2008
Date

Attachment A: List of Board Commitments

Attachment B: Confidential Information and Invention Assignment Agreement

Attachment A

List of Board Commitments

Attachment B

Confidential Information and Invention Assignment Agreement